Free Writing Prospectus

Dated April 21, 2022

Filed Pursuant to Rule 433(d)

Registration No. 333-260819

Registration No. 333-260819-02

$1,398,600,000 CarMax Auto Owner Trust (CARMX 2022-2)

Jt-Leads: BofA (struc), Barc, Mizuho, Wells

D&I co-managers: Academy and Seelaus Co-Mgrs: CIBC, Scotia, TD

CLS	SZ($mm)*	WAL	MDY/S&P	PWIN	EXP FINAL	LEGAL FINAL	BENCH	SPREAD	YLD	CPN%	$PX
====================================================================================================
A-1	255.700	0.25	P-1/A-1+	1-6	10/22	5/15/23	I-CRV	+47	1.304	1.304	100.00000
A-2A	395.750	1.06	Aaa/AAA	6-21	1/24	5/15/25	I-CRV	+78	2.834	2.81	99.99234
A-2B	75.000	1.06	Aaa/AAA	6-21	1/24	5/15/25	SOFR30A	+60			100.00000
A-3	470.750	2.49	Aaa/AAA	21-42	10/25	2/16/27	I-CRV	+71	3.522	3.49	99.98479
A-4	129.000	3.76	Aaa/AAA	42-48	4/26	9/15/27	I-CRV	+71	3.652	3.62	99.98425
B	22.300	3.96	Aa2/AA	48-48	4/26	10/15/27	I-CRV	+100	3.950	3.91	99.97124
C	32.200	3.96	A2/A+	48-48	4/26	12/15/27	I-CRV	+135	4.300	4.26	99.99295
D	17.900	3.96	Baa2/A-	48-48	4/26	10/16/28	I-CRV	+185	4.800	4.75	99.99048
====================================================================================================

BILL & DELIVER : BofA	BBG TICKER : CARMX 22-2 XAC2
EXPECTED RATINGS: Moody’s/S&P	FORMAT : SEC Registered
EXPECTED PRICING: pxd 4/21	FIRST PAY DATE: 5/16/22
EXPECTED SETTLE : 4/28/22	PXG SPEED : 1.3% ABS to 10% Call
ERISA ELIGIBLE : Yes	DENOMS : $5k x $1K

INTEXNET bascarx2202_upsize U2KK www.dealroadshow.com carmx20222

CUSIPS

A-1 14317HAA9

A-2A 14317HAB7

A-2B 14317HAH4

A-3 14317HAC5

A-4 14317HAD3

B 14317HAE1

C 14317HAF8

D 14317HAG6

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.